Exhibit 99.1

Soligenix Reports Second Quarter 2012 Financial Results
 and Highlights Recent Accomplishments

Princeton, NJ – August 10, 2012 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a development stage biopharmaceutical company, announced today its financial results for the second quarter ending June 30, 2012.

Soligenix’s revenues for the quarter ending June 30, 2012 were $762,851 as compared to $405,820 for the second quarter of 2011. The increase in revenues was related to increased reimbursable costs from the Company’s ThermoVax™, Thermostability Technology Grant focused on a novel method of rendering aluminum salt adjuvanted vaccines stable at elevated temperatures.

Soligenix’s net loss for the quarter ending June 30, 2012 was $979,878 or $(0.09) per share, as compared to $1,931,317 or $(0.18) per share for the quarter ending June 30, 2011, representing a decreased loss of $951,143. This decrease is attributable to increased gross profit related to the ThermoVax™ grant and reduced spending resulting from termination of the Phase 3 clinical trial of orBec® in acute GI GVHD.

Research and development expenses for the quarter ending June 30, 2012 were $500,980 as compared to $1,513,722 for the quarter ending June 30, 2011. This decrease of $1,012,742 is primarily attributable to reduced spending in connection with the Phase 3 clinical trial of orBec®. General and administrative expenses for the quarter ending June 30, 2012 were $627,218, compared to $475,377 for the quarter ending June 30, 2011. This increase of $151,841 is primarily attributable to a greater share of allocated salaries to general and administrative due to decreased research and development programs.

As of June 30, 2012, the Company’s cash position was approximately $4,430,000 with working capital of approximately $3,630,000.

Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix stated, “In the second quarter of 2012 we continued progress in our Vaccine/BioDefense business segment with our novel vaccine thermostabilization technology, ThermoVax™ and with OrbeShield™, our treatment for gastrointestinal acute radiation syndrome. We remain committed to enhancing our product development pipeline through internal efforts and external strategic alliances. We look forward to reporting on further progress on all programs during the second half of this year.”

Soligenix’s Recent Highlight:

On July 17, 2012, the Company announced the receipt of a Small Business Innovation Research Grant from the National Institute of Allergy and Infectious Diseases to further support preclinical development of OrbeShield™ as a treatment for gastrointestinal acute radiation syndrome. This will provide the Company with approximately $600,000 over a two-year period.

On June 27, 2012, the Company announced entering into a collaboration with the Infectious Disease Research Institute (IDRI) of Seattle, WA to develop select biodefense vaccines using IDRI’s potent and safe synthetic adjuvants in conjunction with Soligenix’s proprietary subunit proteins and thermostability platform known as ThermoVax™.

About Soligenix, Inc.

Soligenix is a development stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid that has been initially developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. Soligenix is also developing proprietary formulations of oral BDP for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201), which is the subject of a recently completed National Cancer Institute (NCI)-supported Phase 1/2 clinical trial.

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s lead biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million NIAID grant supporting development of new thermostable vaccine technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of GI ARS and has demonstrated statistically significant preclinical survival results in a canine GI ARS model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joseph Warusz, CPA, MBA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com
Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540